SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MINDSPEED TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MINDSPEED TECHNOLOGIES, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 7, 2006
To our Stockholders:
      Our 2006 annual meeting of stockholders will be held on Tuesday, March 7, 2006, beginning at 2:00 p.m. Pacific Standard Time, at the Hilton Irvine/Orange County Airport Hotel, located at 18800 MacArthur Boulevard, Irvine, California 92612. At the meeting, the holders of our outstanding common stock will act on the following matters:

1.	election of two directors, each for a term of three years;

2.	ratification of the appointment of our independent registered public accounting firm for the 2006 fiscal year; and

3.	such other business as may properly come before the meeting.
      All holders of record of shares of our common stock (Nasdaq: MSPD) at the close of business on January 6, 2006 are entitled to vote at the meeting and any postponements or adjournments of the meeting. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. If you have internet access, we encourage you to record your vote via the internet. It is convenient, and it saves us postage and processing costs. In addition, when you vote via the internet, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote via the internet, please vote by telephone or by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope. Submitting your proxy by either internet, telephone or proxy card will not affect your right to vote in person if you decide to attend the annual meeting.
IF YOU PLAN TO ATTEND:
      Registration will begin at 1:00 p.m. and seating will begin at 1:30 p.m. Each stockholder will need to bring an admission ticket and valid picture identification, such as a driver’s license or passport, for admission to the meeting. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting and all cellular phones must be silenced during the meeting. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the meeting, the camera function may not be used at any time.

By Order of the Board of Directors,

SIMON BIDDISCOMBE
Senior Vice President, Chief Financial Officer,
Treasurer and Secretary
January 27, 2006
Newport Beach, California

MINDSPEED TECHNOLOGIES, INC.
4000 MacArthur Boulevard, East Tower
Newport Beach, California 92660
PROXY STATEMENT
        This proxy statement contains information related to our annual meeting of stockholders to be held on Tuesday, March 7, 2006, beginning at 2:00 p.m. Pacific Standard Time, at the Hilton Irvine/Orange County Airport Hotel, located at 18800 MacArthur Boulevard, Irvine, California 92612, and at any postponements or adjournments of the meeting. Your proxy for the meeting is being solicited by our board of directors. This proxy statement and our annual report on Form 10-K are being mailed to stockholders on or about January 27, 2006.
ABOUT THE MEETING AND VOTING
What is the purpose of the annual meeting?
      At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting provided with this proxy statement, including the election of directors and ratification of the appointment of our independent registered public accounting firm. In addition, management will report on the performance of our company and respond to questions from stockholders.
Who can attend the meeting?
      Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 1:00 p.m. and seating will begin at 1:30 p.m. If you plan to attend the meeting, please note that you will need to bring your admission ticket and valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting and all cellular phones must be silenced during the meeting. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the meeting, the camera function may not be used at any time.
      Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.
Who is entitled to vote at the meeting?
      Only stockholders of record at the close of business on January 6, 2006, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. There were 106,527,673 shares of our common stock outstanding on the record date.
What are the voting rights of the holders of the company’s common stock?
      Each share of our common stock outstanding on the record date will be entitled to one vote on each matter considered at the meeting.
What is a quorum?
      A quorum is the minimum number of our shares of common stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business. For the annual meeting, the presence, in person or by proxy, of the holders of at least 53,263,837 shares, which is a simple majority of the 106,527,673 shares outstanding as of the record date, will be considered a quorum allowing votes to be taken and counted for the matters before the stockholders.

      If you are a registered stockholder, you must deliver your proxy by mail, internet or telephone or attend the annual meeting in person and vote in order to be counted in the determination of a quorum. If you are a “street name” stockholder, your brokerage account will vote your shares pursuant to your proxy directions and such shares will count in the determination of a quorum. If you do not respond to the proxy or provide any directions to your broker, your broker will vote your shares in its discretion and your shares will count in the determination of a quorum.
How do I vote?
      If you are a registered stockholder, you may submit your proxy by mail, internet or telephone. The designated proxy will vote according to your instructions. You may also attend the meeting and deliver a proxy card to be voted in the same manner or you may personally vote by ballot.
      If you are a “street name” stockholder, your properly signed and returned proxy card will be tabulated and voted by your broker. If you are a “street name” stockholder and attend the meeting, you will need to obtain a signed proxy from the broker or nominee that holds your shares, because the broker or nominee is the legal, registered owner of the shares. If you have the broker’s proxy, you may vote by ballot or you may complete and deliver another proxy card in person.
      If you are a member of a retirement or savings plan or other similar plan, you may submit your voting directions by mail, internet or telephone. The trustee or administrator of the plan will vote according to your directions and the rules of the plan.
Can I vote by telephone or the internet?
      If you are a registered stockholder, you may submit your proxy by telephone, or electronically through the internet, by following the instructions included with your proxy card. The deadline for submitting your proxy by telephone or electronically is 11:59 p.m., Eastern Standard Time, on March 6, 2006.
      If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to deliver your proxy by telephone or electronically.
      If you are a member of a plan, you may deliver your voting directions by telephone, or electronically through the internet, by following the instructions included with your direction card. The deadline for submitting your voting instructions by telephone or electronically is 11:59 p.m., Eastern Standard Time, on March 2, 2006.
Can I change my vote after I return my proxy or direction card?
      If you are a registered stockholder, you may revoke or change your vote at any time before the proxy card is exercised by filing with our secretary either a written notice of revocation or a duly executed proxy bearing a later date. If, at the meeting, you request from the inspector of elections, your proxy holder’s power to vote will be suspended and you may submit another proxy or vote by ballot. Your attendance at the meeting will not by itself revoke a previously granted proxy.
      If your shares are held in “street name” or you are a member of a plan, please check your proxy or direction card or contact your broker, nominee, trustee or administrator to determine whether you will be able to revoke or change your vote.
Will my vote be confidential?
      It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual stockholders except as may be necessary to meet any applicable legal requirements and, in the case of any contested proxy solicitation, as may be necessary to permit proper parties to verify the propriety of proxies presented by any person and the results of the voting.

What are the board’s recommendations?
      The board recommends that you vote:

•	for election of the nominated slate of directors (see proposal 1); and

•	for ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2006 (see proposal 2).
      With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the board or, if no recommendation is given, in their own discretion.
What vote is required to approve each proposal?
      Election of directors. The two directors receiving the most votes cast at the meeting will be elected to serve for the next three years. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.
      Ratification of appointment of Deloitte & Touche LLP. For this proposal, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. A properly executed proxy marked “abstain” with respect to the proposal will not be voted, although it will be counted for purposes of determining the total number of shares necessary for approval of such proposal. Accordingly, an abstention will have the effect of a negative vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
How many shares of the company’s common stock do the directors, executive officers and certain beneficial owners own?
      To our knowledge, the following table sets forth information regarding the beneficial ownership of the 106,302,863 shares of our common stock outstanding on November 30, 2005 by each person who is known to us, based upon filings with the SEC, to beneficially own more than 5% of our common stock, each of our directors, each executive officer named in the Summary Compensation Table and all current directors and executive officers as a group. Except as otherwise indicated below and subject to applicable community property laws, each owner has sole voting and sole investment power with respect to the stock listed.

	Common Stock(1)

		Percent
Name	Shares	of Class

5% Stockholders
Amaranth LLC (2)
One American Lane
Greenwich, CT 06831	6,060,606	5.4%
Conexant Systems, Inc.(3)
4000 MacArthur Blvd., West Tower
Newport Beach, CA 92660	30,000,000	22.0%
FMR Corp. (4)
82 Devonshire Street
Boston, MA 02109	13,093,178	12.3%
Directors
Donald R. Beall (5, 6)	763,797	*
Dwight W. Decker(6)	1,650,575	1.5%
Donald H. Gips(6)	10,000	*
Raouf Y. Halim(6)	2,143,984	2.0%
Michael T. Hayashi	0	*
Ming Louie(6)	25,000	*
Thomas A. Madden(6)	25,000	*
Jerre L. Stead(6)	113,803	*
Executive Officers
Simon Biddiscombe(6)	388,283	*
David W. Carroll(6)	475,728	*
Thomas J. Medrek(6)	498,816	*
Wayne K. Nesbit(6, 7)	353,713	*
Daryush Shamlou(6)	533,561	*
All current directors and executive officers as a group (16 persons)(5, 6)	7,944,941	7.1%

*	Represents less than 1% of our outstanding common stock

(1)	Unless otherwise indicated, each person’s address is c/o Mindspeed Technologies, Inc., 4000 MacArthur Boulevard, East Tower, Newport Beach, California 92660. If a stockholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of November 30, 2005, we treat the common stock underlying those securities as owned by that stockholder, and as outstanding shares when we calculate that stockholder’s percentage ownership of our common stock. However, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other stockholder.

(2)	Represents shares of our common stock issuable upon conversion of our convertible notes. Amaranth Advisors L.L.C. is the trading advisor for Amaranth LLC and has been granted investment discretion over portfolio investments held by each of them. Nicholas M. Maounis is the managing member of Amaranth Advisors L.L.C. and may, by virtue of his position as managing member, be deemed to have power to direct the vote and disposition of the shares held by Amaranth LLC.

(3)	In connection with the spin-off of our company from Conexant Systems, Inc. in June 2003 and the distribution of our common stock by Conexant to its stockholders, we issued Conexant a warrant to purchase 30 million shares of common stock at a price of $3.408 per share (subject to adjustment in certain circumstances), exercisable through June 27, 2013. The warrants may not be exercised to the extent that such exercise would result in the holder of the warrants owning at any one time more than 10% of our outstanding common stock.

(4)	FMR Corp. has the sole power to vote or direct the vote as to 11,400 shares and sole power to dispose or to direct the disposition of 13,093,178 shares. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 13,081,778 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity Management & Research Company, and the funds each has the sole power to dispose of the 13,081,778 shares owned by the funds, but none have the sole power to vote or direct the voting of such shares, which power resides with the funds. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 11,400 shares as a result of its serving as investment manager of the institutional account(s). Mr. Johnson and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 11,400 shares and sole power to vote or direct the voting of such shares owned by the institutional account(s). Mr. Johnson owns 12% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. and serve as directors of FMR Corp.

(5)	Includes 3,333 shares, as to which Mr. Beall disclaims beneficial ownership, owned by the Beall Family Foundation, of which Mr. Beall is president and a director.

(6)	Includes shares that could be purchased by exercise of options on November 30, 2005 or within 60 days thereafter, as follows: 178,312 for Mr. Beall; 1,580,776 for Mr. Decker; 10,000 for Mr. Gips; 1,918,651 for Mr. Halim; 25,000 for Mr. Louie; 25,000 for Mr. Madden; 91,143 for Mr. Stead; 303,237 for Mr. Biddiscombe; 400,086 for Mr. Carroll; 377,955 for Mr. Medrek; 283,005 for Mr. Nesbit; 444,490 for Mr. Shamlou; and 6,330,438 for the group.

(7)	Includes 33,016 shares which are subject to divestment pursuant to marriage dissolution proceedings.

BOARD OF DIRECTORS
Election of Directors
How is the board made up?
      Our charter provides for a board consisting of three classes of directors with overlapping three-year terms. One class of directors is elected each year with a term extending to the third succeeding annual meeting after election. The charter also provides that each of the three classes be as nearly equal in number as the then total number of directors permits.
Which directors are up for election?
      The two directors in Class III, Messrs. Decker and Halim, are up for election at the 2006 annual meeting to serve for a term expiring at our annual meeting in 2009.
What are their backgrounds?
      Mr. Decker, 55, has been our director since January 2002 and our non-executive chairman of the board since June 2003. Mr. Decker has been chairman of the board of Conexant (semiconductors — broadband communications), our former parent company, since December 1998, serving as a non-executive director from the end of February 2004 until November 2004. He has been chief executive officer of Conexant from January 1999 to February 2004 and again since November 2004. Mr. Decker is a non-executive chairman of the board and a director of Skyworks Solutions, Inc. (semiconductors — wireless communications), a director of Jazz Semiconductor, Inc. (semiconductors — manufacturing), a director of BCD Semiconductor (semiconductors — analog) and a director of Pacific Mutual Holding Company (life insurance products). He also serves as a director or member of numerous professional and civic organizations.
      Mr. Halim, 45, has been our director since January 2002 and our chief executive officer since June 2003. He was senior vice president and chief executive officer of the internet infrastructure business of Conexant from February 2002 to June 2003 and senior vice president and general manager, network access division of Conexant from January 1999 to February 2002.
Who are the remaining directors?
     Class I Directors — continuing directors with terms expiring at the 2007 annual meeting
      Mr. Beall, 67, has been our director since June 2003 and he is the retired chairman and chief executive officer of Rockwell International Corporation, now named Rockwell Automation, Inc. (electronic controls and communications). He was a director of Rockwell from 1978 to February 2001 and its chief executive officer from 1988 through his retirement in 1997. Mr. Beall is chairman of the executive committee and a director of Rockwell Collins, Inc. (communication and aviation electronics). He is also a director of Conexant, Jazz and CT Realty (real estate investment company). He is a member of various University of California-Irvine supporting organizations and an overseer of the Hoover Institution at Stanford University. He is also an investor, director or advisor with several private companies and investment partnerships.
      Mr. Gips, 45, has been our director since May 2004 and he is presently group vice president in charge of global corporate development for Level 3 Communications, Inc. (communications and information services). He has been group vice president since February 2001 and he was Level 3’s group vice president overseeing global marketing and sales, as well as all of its lines of business and marketing and sales strategies from May 2000 through his promotion to group vice president. Mr. Gips is a director of Mobile Satellite Ventures (mobile satellite services) and Terrestar Networks, Inc. (mobile satellite services).
      Mr. Stead, 62, has been our director since June 2003. He has been chairman of the board of IHS, Inc. (software) since December 2000. Prior to that, he was chairman of the board and chief executive officer of Ingram Micro Inc. (computer technology services) from August 1996 to May 2000. Mr. Stead is a director of Armstrong World Industries, Inc. (floors, ceilings and cabinets), Brightpoint, Inc. (electronics distribution), Conexant and Mobility Electronics, Inc. (mobile electronics solutions). He is also chairman of the board of the Center of Ethics and Values at Garrett Seminary on the Northwestern University campus.
     Class II Directors — continuing directors with terms expiring at the 2008 annual meeting
      Mr. Hayashi, 49, has been our director since August 2005. He has been the senior vice president, advanced engineering and technologies for Time Warner Cable, Inc. (cable television) since May 2002. Mr. Hayashi was the vice president, advanced technologies at Time Warner Cable, Inc. from July 1993 to May 2002.
      Mr. Louie, 59, has been our director since June 2003. Mr. Louie co-founded and has served as the managing director and a director of Mobile Radius, Inc. (mobile internet data services) since March 2002. Mr. Louie served as the China President of GSM Association (global trade association — wireless technology) from October 2003 to May 2005. He also has been the managing director of Dynasty Capital Services LLC (consulting) since January 2002. Mr. Louie served as president, Qualcomm Greater China (wireless communications) from May 2000 to October 2001 and as vice president, business development of Globalstar Communications Limited (satellite telecommunications) from January 1989 to May 2000.
      Mr. Madden, 52, has been our director since June 2003. He was the executive vice president and chief financial officer of Ingram Micro from July 2001 through April 2005. He served as senior vice president and chief financial officer of ArvinMeritor, Inc. (automotive components) from October 1997 to July 2001. He currently serves as a lecturer in accounting at the Paul Merage School of Business at the University of California — Irvine.

Board Committees and Meetings
What is the role of the primary board committees?
      The board has standing audit, governance and board composition and compensation and management development committees. The table below provides current membership and meeting information for each of the committees in fiscal year 2005.

		Governance and	Compensation
		Board	and Management
Name	Audit	Composition	Development

Mr. Beall	X	X	Chair
Mr. Gips		X	X
Mr. Hayashi		X
Mr. Louie	X	X
Mr. Madden	Chair	X	X
Mr. Stead	X	Chair	X
Number of meetings during fiscal year 2005	8	4	4
      Audit committee. The audit committee assists the board in overseeing our accounting and financial reporting processes and audits of our financial statements. It is directly responsible for the appointment, compensation, retention, and oversight of the work of the independent registered public accounting firms we engage. It reviews the independent registered public accounting firm’s audit of the financial statements and its report thereof, our system of internal control over financial reporting and management’s evaluation and the independent registered public accounting firm’s audit thereof, the independent registered public accounting firm’s annual management letter, various other accounting and auditing matters and the independence of the auditing registered public accounting firm. The committee reviews and pre-approves all audit and non-audit services performed by our independent registered public accounting firm, other than as may be allowed by applicable law. It reviews and approves the appointment or change of our director of internal audit. It has established procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting and auditing matters. The committee meets with management to review any issues related to matters within the scope of its duties. The charter of the committee has been adopted by the board and is available on our website (www.mindspeed.com). The board has determined that all of the members of the committee are independent within the meaning of SEC regulations, applicable rules of The Nasdaq National Market and our board membership criteria. All of the committee members also meet the audit committee composition requirements of The Nasdaq National Market. The board has determined that Mr. Madden, the chairman of the audit committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and that he has accounting and related financial management expertise within the meaning of the applicable rules of The Nasdaq National Market. Mr. Madden’s experience is discussed above under the caption “Election of Directors.”
      Governance and board composition committee. The governance and board composition committee reviews with the board, on an annual basis or as more frequently needed, our corporate governance guidelines and the board’s committee structure and membership. The committee periodically establishes a framework for the evaluation of our chief executive officer. The committee recommends nominees for election at each annual meeting and nominees to fill any board vacancies. The committee recommended to the board Messrs. Decker and Halim for re-election at the 2006 annual meeting. The committee leads the search for qualified director candidates by defining the experiential background and qualifications for individual director searches and engaging third party search firms to source potential candidates and coordinate the logistics of each search. The search firm of Heidrick & Struggles International, Inc. was selected for the search that led to the election of Mr. Hayashi in August 2005. The committee prepares, not less frequently than every three years, and submits to the board, for adoption by the board, a list of selection criteria to be used by the committee. The committee will consider director candidates recommended by our stockholders pursuant to our procedures described under the caption “Other Matters — Stockholder Proposals.” The selection criteria for director candidates include the following:

•	Each director should be an individual of the highest character and integrity, have experience at or demonstrated understanding of strategy/policy-setting and reputation for working constructively with others.

•	Each director should have sufficient time available to devote to the affairs of our company in order to carry out the responsibilities of a director.

•	Each director should be free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director. This excludes from consideration officers of companies in direct or substantial competition with our company and major or potential major customers, suppliers or contractors.
      The committee’s charter is available on our website (www.mindpseed.com). The board has determined that all of the members of the committee are independent within the meaning of SEC regulations, applicable rules of The Nasdaq National Market and our board membership criteria.
      Compensation and management development committee. The compensation and management development committee recommends to the board compensation and benefits for non-employee directors; reviews and approves, on an annual basis, the corporate goals and objectives with respect to compensation of our chief executive officer pursuant to the framework developed by the governance and board composition committee; determines salaries for all executive officers and reviews annually the salary plan for other executives in general management positions; reviews standard base pay, incentive compensation, deferred compensation and all stock-based plans and recommends changes in such plans as needed; reviews annually the performance of our chief executive officer and other senior executives; assists the board in developing and evaluating potential candidates for executive positions; oversees the development of executive succession plans; and prepares and publishes an annual executive compensation report in the proxy statement. The charter of the committee is available on our website (www.mindspeed.com). The board has determined that all of the members of the committee are independent within the meaning of SEC regulations, applicable rules of The Nasdaq National Market and our board membership criteria.
Who is the chairman of the board?
      Mr. Decker has served as chairman of the board since June 2003.
How does the board determine which directors are considered independent?
      Each year prior to the annual meeting, the board reviews and determines the independence of its directors. During this review, the board considers transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates. The board measures these transactions and relationships against the independence requirements of the SEC and The Nasdaq National Market. As a result of this review, the board affirmatively determined that all continuing directors, Messrs. Beall, Gips, Hayashi, Louie, Madden and Stead, are independent of our company and its management.
How often did the board meet during fiscal year 2005?
      The board met four times during fiscal year 2005. Each director is expected to attend each meeting of the board and of those committees on which he serves. No director attended less than 75% of all applicable board and committee meetings during fiscal year 2005. We usually schedule meetings of the board on the same day as our annual meetings, and when this schedule is followed, it is the policy of the board that directors are expected to attend our annual meetings. Other than Mr. Hayashi, who was not yet elected, all directors attended the annual meeting of stockholders in February 2005.

Directors’ Compensation
How are directors compensated?
      For board participation during fiscal year 2005, our non-employee directors each received annual base compensation of $30,000. They each also received committee participation compensation equal to $1,500 annually for each committee ($2,500 if serving as chairman of such committee) on which they served. In addition, each non-employee director received $1,000 per day for each board meeting (other than committee meetings) attended in person and $500 per day for each board meeting attended by telephone. The directors stock plan provides that upon initial election to the board, each non-employee director is granted an option to purchase 40,000 shares of our common stock at an exercise price per share equal to its fair market value on the date of grant. The options become exercisable in four equal installments on each of the first, second, third and fourth anniversaries of the date the options are granted. In addition, each non-employee director is granted an option to purchase 20,000 shares of our common stock following each annual meeting. Subsequent to the 2005 annual meeting, each non-employee director was granted an option to purchase 20,000 shares of our common stock. Mr. Hayashi received his initial grant upon his election in August 2005. An offering committee made up of three directors (Messrs. Gips, Louie and Madden) was formed by the board to consider and approve a possible offering of equity or debt securities. The offering committee completed its duties, culminating in the issuance of $46 million principal amount of convertible notes in December 2004. Mr. Madden received compensation in the amount of $5,125, Mr. Louie received $4,875 and Mr. Gips received $4,500 during fiscal year 2005 for their participation on the offering committee. Under the terms of our deferred compensation plan, a director may elect to defer all or part of the cash portion of directors’ compensation until such time as shall be specified with interest on deferred amounts accruing quarterly at 120% of the federal long-term rate set each month by the Secretary of the Treasury. Each director also has the option each year to receive all or a portion of cash compensation due via shares or restricted shares valued at the closing price of our common stock on the date each payment would otherwise be made. During fiscal year 2005, the compensation and management development committee reviewed competitive director pay levels and considered proposals to modify the compensation of our non-employee directors. We anticipate that increases in non-employee director cash and/or stock-based compensation will be adopted by the board in fiscal year 2006. The amount and nature of any such increases in non-employee director compensation have not yet been determined.
How do stockholders communicate with the board?
      Stockholders and other parties interested in communicating directly with any individual director, including the chairman, the board as a whole, or with the non-management directors as a group may do so by writing to Secretary, Mindspeed Technologies, Inc., 4000 MacArthur Boulevard, East Tower, Newport Beach, California 92660. Our secretary reviews all such correspondence and regularly forwards to the board a summary of all such correspondence and copies of all correspondence that, in the opinion of the secretary, deals with the functions of the board or its committees, or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence we receive that is addressed to members of the board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the audit committee with respect to such matters.

EXECUTIVE OFFICERS
      Set forth below is certain information concerning our executive officers as of November 30, 2005:

Name	Age	Title

Raouf Y. Halim	45	Chief Executive Officer
Simon Biddiscombe	38	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
David W. Carroll	44	Senior Vice President, Worldwide Sales
Jay E. Cormier	42	Senior Vice President and General Manager, High Performance Analog
Thomas J. Medrek	49	Senior Vice President and General Manager, Multiservice Access
Wayne K. Nesbit	44	Senior Vice President, Operations
Daryush Shamlou	42	Senior Vice President and General Manager, Transmission Solutions and Corporate Chief Technical Officer
Thomas A. Stites	50	Senior Vice President, Communications
Bradley W. Yates	47	Senior Vice President and Chief Administrative Officer
      There are no family relationships among the individuals expected to serve as our directors or executive officers. Set forth below are the name, office and position held with our company and principal occupations and employment during the past five years of each of our executive officers. Biographical information on Mr. Halim is discussed above under the caption “Election of Directors.”
      Mr. Biddiscombe has been our senior vice president, chief financial officer and treasurer since June 2003. He was elected our secretary in April 2004. Mr. Biddiscombe served as vice president, finance and controller of the internet infrastructure business of Conexant from December 2000 to June 2003. He was senior vice president and chief financial officer from May 1999 to December 2000 and chief operating officer from May 2000 to December 2000 of Wyle Electronics (distributor of semiconductor products).
      Mr. Carroll has been our senior vice president, worldwide sales since June 2003. Mr. Carroll served as vice president, worldwide sales of the internet infrastructure business of Conexant from February 2001 to June 2003. He was vice president, Americas sales for Conexant from January 1999 to February 2001.
      Mr. Cormier has been our senior vice president and general manager, high performance analog since September 2005. Mr. Cormier was product line director, analog processing products at Analog Devices, Inc. (semiconductors — analog) from October 1999 until September 2005.
      Mr. Medrek has been our senior vice president and general manager, broadband internetworking systems since June 2003 and was promoted in June 2004 to general manager of both broadband internetworking systems and multiservice access (now together known as multiservice access). Mr. Medrek served as vice president and general manager, broadband internetworking systems of the internet infrastructure business of Conexant from February 2001 to June 2003. He was vice president, marketing of broadband internetworking systems of Conexant from March 2000 to February 2001.
      Mr. Nesbit has been our senior vice president, operations since June 2003. Mr. Nesbit served as senior vice president, operations of the internet infrastructure business of Conexant from January 2001 to June 2003. He was vice president and director, worldwide external technology for Motorola, Inc. (semiconductors) from October 1998 to January 2001.
      Mr. Shamlou was named senior vice president and general manager, transmission solutions and corporate chief technical officer in September 2005. From June 2003 until September 2005, he served as our senior vice president and general manager, transport systems solutions. Mr. Shamlou served as vice president and general manager, transport systems solutions of the internet infrastructure business of Conexant from January 2001 to

June 2003. He was vice president of the VLSI (very large scale integration) engineering organization of Conexant’s network access division from January 1999 to January 2001.
      Mr. Stites has been our senior vice president, communications since June 2003. Mr. Stites served as senior vice president, communications of Conexant from December 1999 to June 2003.
      Mr. Yates has been our senior vice president and chief administrative officer since June 2003. Mr. Yates served as senior vice president, human resources of Conexant from January 2000 to June 2003.
EXECUTIVE COMPENSATION
Summary Compensation Table
      The information shown below reflects the annual and long-term compensation, from all sources, of our chief executive officer and our other five most highly compensated executive officers at September 30, 2005, for services rendered in all capacities to our company and its subsidiaries for the fiscal years noted. The individuals listed below are referred to as the “named executive officers.”

							Long-Term
							Compensation
							Awards
	Annual Compensation
							Securities
					Other Annual		Underlying	All Other
	Fiscal	Salary	Bonus		Compensation		Options(2)	Compensation(3)
Name and Principal Position(1)	Year	($)	($)		($)		(#)	($)

Raouf Y. Halim	2005	450,000	—		25,196		180,000	11,503
Chief Executive Officer	2004	450,000	—		20,372		150,000	11,077
	2003	467,308	—		36,714		478,748	18,692
Simon Biddiscombe	2005	265,000	20,000	(4)	963		100,000	5,184
Senior Vice President,	2004	265,000	—		9,242		75,000	6,523
Chief Financial Officer,	2003	247,500	—		13,264		264,324	9,696
Treasurer and Secretary
Thomas J. Medrek	2005	270,000	—		89,518	(5)	60,000	5,713
Senior Vice President	2004	253,557	150,000	(6		) 559	130,000	5,788
and General Manager,	2003	237,116	—		2,040		135,749	9,226
Multiservice Access
Daryush Shamlou	2005	270,000	—		7,684		60,000	6,460
Senior Vice President	2004	270,000	—		86,543	(7)	105,000	6,646
and General Manager,	2003	285,577	2,000	(8)	123,496	(7)	135,749	9,222
Transmission Solutions
and Corporate Chief Technical Officer
Wayne K. Nesbit	2005	290,000	—		183,973	(9)	100,000	4,853
Senior Vice President,	2004	290,000	—		176,375	(9)	50,000	—
Operations	2003	301,154	—		347,507	(9)	135,749	—
David W. Carroll	2005	247,500	146,266		23,118		100,000	5,161
Senior Vice President,	2004	247,500	138,263		12,470		50,000	6,092
Worldwide Sales	2003	257,020	127,280		13,708		144,687	8,758

(1)	A portion of the compensation reflected in the table for fiscal year 2003 was paid by Conexant prior to our spin-off from Conexant.

(2)	For fiscal year 2003, includes options to purchase our common stock derived from adjustments to awards of options under Conexant’s stock option plans made in connection with our spin-off from Conexant, pursuant to which options awarded under the Conexant plans were adjusted in part to become options for our common stock.

(3)	Includes amounts for fiscal year 2005 contributed or accrued for the named executive officers under our savings plan and related supplemental savings plan, respectively, as follows: Mr. Halim — $4,009 and

$4,312; Mr. Biddiscombe — $3,968 and $155; Mr. Medrek — $4,112 and $540; Mr. Shamlou — $4,100 and $1,300; Mr. Nesbit — $3,792 and $0; and Mr. Carroll — $3,955 and $145.

Includes $3,182 we paid for Mr. Halim and $1,061 we paid for each of the other named executive officers during fiscal year 2005 for group personal excess liability insurance coverage for the named executive officers.

Includes amounts for fiscal year 2004 contributed or accrued for the named executive officers under our savings plan and related supplemental savings plan, respectively, as follows: Mr. Halim — $3,758 and $7,319; Mr. Biddiscombe — $6,523 and $0; Mr. Medrek — $5,165 and $623; Mr. Shamlou — $4,069 and $2,577; and Mr. Carroll — $6,092 and $0.

Includes amounts for fiscal year 2003 contributed or accrued for the named executive officers under Conexant’s and our savings plans and related supplemental savings plans, respectively, as follows: Mr. Halim — $9,009 and $9,683; Mr. Biddiscombe — $9,696 and $0; Mr. Medrek — $8,411 and $815; Mr. Shamlou — $7,148 and $2,074; and Mr. Carroll — $8,758 and $0.

(4)	Represents a bonus paid to Mr. Biddiscombe in connection with the closing of the sale of our convertible notes in December 2004.

(5)	Includes $83,804 paid in connection with the relocation of Mr. Medrek’s residence to Southern California.

(6)	Represents a bonus paid to Mr. Medrek in connection with his being named senior vice president and general manager of both the broadband internetworking systems and multiservice access business units.

(7)	Includes $78,817 for fiscal year 2004 of income Mr. Shamlou received from forgiveness of a portion of a loan. For fiscal year 2003, includes $17,571 paid to Mr. Shamlou in lieu of vacation and $85,179 of income received from forgiveness of a portion of a loan. Mr. Shamlou received the $100,000 loan in January 2002 as a retention incentive. The loan was forgivable over a two year period, with 50 percent of the loan having been forgiven in January 2003 and the remaining 50 percent having been forgiven in January 2004.

(8)	Represents an invention award paid to Mr. Shamlou in recognition of his contribution towards an invention.

(9)	Includes $180,836 for fiscal year 2005, $172,083 for fiscal year 2004 and $327,549 for fiscal year 2003 of income Mr. Nesbit received from forgiveness of a portion of a loan described under the caption “Certain Relationships and Related Transactions.”

Option Grants in Last Fiscal Year
      The following table shows further information on grants to the named executive officers of stock options pursuant to our stock option plans during the fiscal year ended September 30, 2005, which are reflected in the Summary Compensation Table above.

	Options Grants
					Potential Realizable
	Number of	Percentage of			Value at Assumed
	Securities	Total Options			Annual Rates of Stock
	Underlying	Granted to			Price Appreciation for
	Options	Employees			Option Term
	Granted	in Fiscal	Exercise Price	Expiration
Name	(Shares)(1)	Year 2005	(Per Share)	Date	5%	10%

Raouf Y. Halim	180,000	6.03%	$2.28	01/28/2013	$195,948	$469,329
Simon Biddiscombe	100,000	3.35%	2.28	01/28/2013	108,860	260,738
Thomas J. Medrek	60,000	2.01%	2.28	01/28/2013	65,316	156,443
Daryush Shamlou	60,000	2.01%	2.28	01/28/2013	65,316	156,443
Wayne K. Nesbit	100,000	3.35%	2.28	01/28/2013	108,860	260,738
David W. Carroll	100,000	3.35%	2.28	01/28/2013	108,860	260,738

(1)	Options were granted on January 28, 2005 and become exercisable as to 50% of the total number of option shares on the six month anniversary of the date of grant, and as to the remaining 50% of the total number of shares on the one year anniversary of the date of grant. The options were granted as non-qualified stock options.
Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values
      There were no exercises of stock options by the named executive officers during fiscal year 2005 and the table below reflects the number and value of unexercised stock options held by the named executive officers as of September 30, 2005.

			Number of Unexercised		Value of Unexercised
			Options Held at		In-the-Money Options at
	Shares		September 30, 2005(1)		September 30, 2005(2)
	Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Raouf Y. Halim	—	—	1,774,589	432,499	$893,278	$137,449
Simon Biddiscombe	—	—	245,423	233,726	31,512	19,449
Thomas J. Medrek	—	—	340,955	198,643	121,743	31,515
Daryush Shamlou	—	—	402,113	169,631	141,920	29,510
Wayne K. Nesbit	—	—	214,247	158,948	31,649	25,150
David W. Carroll	—	—	335,790	162,083	130,168	38,214

(1)	Includes options to purchase our common stock derived from adjustments to awards of options under Conexant’s stock option plans made in connection with our spin-off from Conexant, pursuant to which options awarded under the Conexant plans were adjusted in part to become options for our common stock.

(2)	Based on the closing price of our common stock on The Nasdaq National Market on September 30, 2005 ($2.41).
Compensation Committee Interlocks and Insider Participation
      No member of the compensation and management development committee during fiscal year 2005 was a current or former officer or employee of our company. There are no compensation committee interlocks between our company and other entities involving our executive officers and board members who serve as executive officers or board members of such other entities.

Report of the Compensation and Management Development
Committee on Executive Compensation
      The compensation and management development committee, among other things, approves and administers all elements of compensation for our executive officers. In this regard, the role of the committee is to oversee our compensation plans and policies, periodically review and approve all executive officers’ compensation decisions and administer our stock plans (including reviewing and approving stock and stock option grants to executive officers). The committee’s membership consists entirely of independent directors. The committee meets at scheduled times during the year, and it also considers and takes action by written consent. The committee’s chairman reports on committee actions and recommendations at each board meeting. Our human resources department supports the committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering our compensation programs. The committee has the authority to engage services of outside advisors, experts and others to assist the committee. In addition, the committee reviews its charter at least once annually, and recommends any proposed changes to the board for approval.
      The committee has furnished the following report on executive compensation:
What is the company’s compensation philosophy and what are its compensation objectives?
      The committee has adopted a general compensation philosophy of “pay for performance” in which total cash compensation would vary with company performance. The committee believes that this philosophy is appropriate for the company as a high technology, semiconductor company. The committee’s goal is to provide base salary and opportunity for annual incentives sufficient to provide total cash compensation at market competitive levels for peer semiconductor, general semiconductor and other U.S. high technology companies and to provide long-term incentives in the form of stock and/or stock option grants to the executives at market competitive levels for peer and other semiconductor companies that compete for similar employees.
      Total annual compensation for the majority of the company’s employees, including its executive officers, consists of the following:

•	base salary; and

•	an annual incentive compensation program that is related to growth in certain financial performance measures of the company or its stock price appreciation, and based on an individual bonus target for the performance period. The annual incentive from year to year, if paid, may be delivered in cash, stock, restricted stock or stock options.
      Long-term incentive compensation is realized through the grant of stock options and, in some cases, stock awards or shares of restricted stock, to executive officers as well as employees under the 2003 long-term incentives plan.
      In addition to encouraging stock ownership by granting stock options, stock grants and restricted stock, the company further encourages all of its employees to own the company’s common stock through the company’s employee stock purchase plans. The employee stock purchase plans allow participants to buy, at a discount to the market price, up to 1,000 shares of the company’s common stock every six months, by setting aside up to 10% of their salary and bonuses, subject to certain limits.
How do you set executive compensation?
      In setting the base salary and individual bonus target amount for executive officers, the committee reviews information relating to executive compensation of U.S.-based peer semiconductor, general semiconductor and other high technology companies that are considered generally comparable to the company. The company’s semiconductor industry peer group includes PMC Sierra Inc., Applied Micro Circuits Corporation, Vitesse Semiconductor Corp., Exar Corp. and Transwitch Corp. Other general semiconductor and high technology company pay practices, including those of Broadcom Corp., Qualcomm

Inc., Intel Corp., Maxim Integrated Products Inc. and Texas Instruments Inc., are also reviewed because of their respective hiring volumes, overall employment levels and general influence on the company’s labor market. While there is no specific formula that is used to establish executive compensation in relation to this market data, executive officer base salary and incentive targets are generally set to be around the average salaries and bonuses paid for comparable jobs in the marketplace. However, if the company’s business groups meet or exceed certain predetermined financial and non-financial goals, amounts paid under the company’s performance-based incentive compensation programs may lead to total cash compensation levels that are higher than the average salaries for comparable jobs. The committee considers the total compensation, earned or potentially available, of the senior executives in establishing each component of compensation. In its review, the committee considers information regarding the company’s general industry and direct peer group, national surveys of other U.S. semiconductor and high technology companies, reports of independent compensation consultants and performance judgments as to the past and expected future contributions of individual senior executives.
      In early 2001, the company instituted a 10% salary reduction for officers and other executives at the level of vice president and above in recognition of the cost-cutting and business restructuring required by a cyclical downturn in the industry. This pay reduction was still in effect during fiscal year 2005. In accordance with the company’s compensation philosophy that total cash compensation should vary with company performance, this reduction is expected to remain in effect until the company achieves profitability as measured on a pro forma operating basis. In addition, as discussed below, a significant part of each executive officer’s potential total cash compensation is dependent on the performance of the company as measured through its performance-based incentive compensation program.
How does the company set performance-based compensation for its executive officers?
      The company’s annual executive incentive compensation plan for the executive officers, including the chief executive officer, is based on both the overall financial performance of the company and the performance of the executive with respect to his individual assigned goals. In any given year, that performance is measured against the specific performance criteria adopted by the committee for use in that particular fiscal year. Performance criteria typically include revenue growth, operational profitability and attainment of strategic business development goals. In addition, executive incentive compensation awards may be adjusted by an individual performance multiplier. The chief executive officer’s annual incentive plan has the same components as the executive plan. This award may also be adjusted by the board based on individual performance. For all executives, the annual incentive award value is targeted at competitive market levels for peer semiconductor, general semiconductor and other high technology companies.
What performance-based compensation was paid to executive officers in fiscal year 2005?
      Due to the company’s restructuring plans and operating losses, no performance based incentive, other than a sales incentive bonus paid to Mr. Carroll as the head of worldwide sales and a performance achievement bonus paid to Mr. Biddiscombe for his role in completing the company’s convertible notes offering, was paid to company executives, including the chief executive officer, for fiscal year 2005.
How are stock options and restricted stock used in the compensation plan of the company?
      The company grants stock options under its 2003 long-term incentives plan to aid in the attraction and retention of employees and to align the interests of employees with those of the stockholders. Stock options have value for an employee only if the price of the company’s stock increases above the fair market value on the grant date and the employee remains employed by the company for the period required for the stock option to be exercisable, thus providing an incentive to remain an employee. In addition, stock options directly link a portion of an employee’s compensation to the interests of stockholders by providing an incentive to maximize stockholder value. Eligible employees typically receive grants of stock options at the time of hire; we also made broad-based stock option grants covering substantially all of our employees in fiscal year 2005. Stock option awards typically have exercise prices equal to the market price of our common stock at the grant date and are subject to time-based vesting (generally over four years). In the past, we have granted premium-priced stock options to executives. From time to time we have also used restricted stock awards with time-based and/or performance-based vesting for incentive or retention purposes.
      The company’s 2003 long-term incentives plan may be used for making grants of incentive stock options, nonqualified stock options, restricted and unrestricted stock and stock appreciation rights to officers and other employees as a part of the company’s executive performance review process. Annual stock option grants for executives are a key element of market-competitive total compensation. In fiscal year 2005, stock options for the executive officers were granted upon recommendation of management and approval of the committee. Individual grant amounts were based on internal factors such as relative job scope and contributions made during the past year, as well as a review of publicly available data on senior management compensation at peer semiconductor, general semiconductor and other high technology companies. In general, options are exercisable over a four-year period, first exercisable one year after the date of grant. In July 2004, the company made a broad-based grant of stock options that vested 25% after one year and then 1/48(th) per month thereafter.
      The company granted 2,982,806 options to eligible employees during fiscal year 2005. Grants made to executive officers and all other employees on January 28, 2005, that expire on January 28, 2013, were awarded with accelerated vesting terms to motivate and retain the employee team over the critical intermediate time horizon (approximately the 12 months running from the end of January 2005 to the end of January 2006). The January 28, 2005 stock option award was a broad-based grant of options to purchase an aggregate of 2.4 million shares at $2.28 per share, of which 50% vested six months following the grant date and the remainder vesting one year after the grant date. Other stock option awards generally vest ratably over four years. A summary of activity under the company’s stock option plans follows:

	2005		2004		2003

		Weighted-		Weighted-		Weighted-
	Number of	Average	Number of	Average	Number of	Average
	Shares	Exercise	Shares	Exercise	Shares	Exercise
	(000’s)	Price	(000’s)	Price	(000’s)	Price

Outstanding at beginning of period	26,859	$2.30	30,466	$2.07	—	$—
Issued in connection with the Distribution	—	—	—	—	29,936	1.98
Granted	3,143	2.26	2,839	4.31	4,251	2.69
Exercised	(1,188)	1.59	(5,516)	2.04	(2,977)	2.02
Forfeited or expired	(2,734)	2.52	(930)	2.53	(744)	2.09

Outstanding at end of period	26,080	2.30	26,859	2.30	30,466	2.07

Exercisable at end of period	19,104	2.21	17,722	2.13	17,581	2.14

      The following table summarizes all options to purchase the company’s common stock outstanding at September 30, 2005:

	Outstanding			Exercisable

		Average	Weighted-		Weighted-
	Number of	Remaining	Average	Number of	Average
	Shares	Contractual	Exercise	Shares	Exercise
Range of Exercise Prices	(000’s)	Life (Years)	Price	(000’s)	Price

$0.14 – $ 1.58	3,696	5.1	$1.03	1,962	$1.03
1.61 – 2.27	8,271	3.6	1.82	7,985	1.81
2.28 – 2.73	10,636	5.8	2.45	7,430	2.42
2.79 – 4.41	2,803	5.7	3.54	1,439	3.76
4.46 – 23.29	674	6.2	7.79	288	7.93

0.14 – 23.29	26,080	5.0	2.30	19,104	2.21

      The outstanding stock options include options held by employees to purchase an aggregate of 16.9 million shares of the company’s common stock, which are summarized in the following table:

	Outstanding			Exercisable

		Average	Weighted-		Weighted-
	Number of	Remaining	Average	Number of	Average
	Shares	Contractual	Exercise	Shares	Exercise
Range of Exercise Prices	(000’s)	Life (Years)	Price	(000’s)	Price

$0.14 – $ 1.51	1,687	5.2	$1.06	841	$1.05
1.61 – 2.27	4,683	4.1	1.83	4,421	1.81
2.28 – 2.73	7,681	6.1	2.48	4,551	2.46
2.82 – 4.41	2,245	6.3	3.43	893	3.59
4.46 – 16.98	571	6.6	7.74	200	7.96

0.14 – 16.98	16,867	5.5	2.46	10,906	2.28

      For fiscal 2006, we have revised our compensation arrangements to provide both current and long-term incentive compensation. Stock-based compensation in fiscal 2006 is expected to principally consist of restricted stock awards. The majority of the restricted stock awards are intended to provide performance emphasis and incentive compensation through vesting tied to each employee’s performance against individual goals. Additional restricted stock awards to certain senior management personnel have vesting tied to improvements in our company operating performance. The remainder of the restricted stock awards, intended to provide long-term incentive compensation, is expected to vest ratably over a period of four years (subject to continued service). From time to time, we may also grant stock options or other stock-based awards for incentive or retention purposes. We expect to formally review, and may further revise, our compensation arrangements for fiscal 2007 and thereafter based on regular assessment of the effectiveness of our compensation arrangements and to keep our overall compensation package at market levels. At the direction of the committee, the firm of Semler-Brossey was engaged to review and critique the company’s fiscal year 2006 equity compensation programs.
How does the company intend to comply with Section 162(m) of the Internal Revenue Code?
      Section 162(m) of the Internal Revenue Code of 1986 places a limit of $1 million on the amount of compensation that may be deducted by the company in any year with respect to each of the company’s five most highly paid executive officers. Certain performance-based compensation that has been approved by stockholders is not subject to the deduction limit. The 2003 long-term incentives has been approved by the company’s stockholders, so awards under the plan constitute performance-based compensation not subject to the deduction limit under Section 162(m).
How is the chief executive officer’s compensation tied to the company’s performance?
      The company’s compensation program is designed to support the achievement of corporate and business objectives. Mr. Halim’s base salary and incentive target are determined in the same manner as described above for all executive officers. In setting compensation levels for the chief executive officer, the compensation committee considers data reflecting comparative compensation information from other peer companies for the prior year. For fiscal year 2005, Mr. Halim’s salary remained unchanged at the $450,000 amount to which it had been reduced in fiscal year 2001 from his then salary of $500,000 as a result of the 10% reduction in the executive officers’ salaries. Mr. Halim was granted options to purchase 180,000 shares of common stock during fiscal year 2005. Mr. Halim did not receive a bonus during this period.
Compensation and Management Development Committee
Donald R. Beall, Chairman
Donald L. Gips
Thomas A. Madden
Jerre L. Stead

EQUITY COMPENSATION PLAN INFORMATION
      The following table provides information as of September 30, 2005 about shares of our common stock that may be issued upon the exercise of options, warrants and rights granted under all of our existing equity compensation plans, including our 2003 long-term incentives plan, 2003 stock option plan, directors stock plan, 2003 employee stock purchase plan and 2003 non-qualified employee stock purchase plan.

	Number of Securities		Number of Securities
	to be Issued upon	Weighted-Average	Remaining Available for
	Exercise of	Exercise Price of	Future Issuance
	Outstanding Options,	Outstanding Options,	Under Equity
	Warrants and Rights	Warrants and Rights	Compensation Plans

Equity compensation plans approved by stockholders
Stock plans	25,580,423	$2.27	9,062,143
Employee stock purchase plans	—	—	700,600	(1)
Directors stock plan	500,000	4.02	47,967	(2)
Equity compensation plans not approved by stockholders	—	—	—

Total	26,080,423	2.30	9,810,710

(1)	The 2003 employee stock purchase plan provides that the maximum number of shares under the plan is automatically increased on the first day of each fiscal year by an additional amount of 675,000 shares and the 2003 non-qualified employee stock purchase plan provides that the maximum number of shares under the plan is automatically increased on the first day of each fiscal year by an additional amount of 75,000 shares.

(2)	The director’s stock plan provides that the maximum number of shares under the director’s stock plan is automatically increased on the first day of each fiscal year by an additional amount equal to the greater of 160,000 shares or 0.18% of the shares of our common stock outstanding on that date, subject to the board being authorized and empowered to select a smaller amount.

STOCKHOLDER RETURN PERFORMANCE GRAPH
      Set forth below is a line graph comparing the cumulative total stockholder return on our common stock against the cumulative total return of the Nasdaq U.S. Index and the Nasdaq Electronic Components Index. The graph assumes that $100 was invested on June 30, 2003, the first day of public trading of our common stock, in each of our common stock, the Nasdaq U.S. Index and the Nasdaq Electronic Components Index and that all dividends were reinvested. No cash dividends have been paid or declared on our common stock.
COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG MINDSPEED TECHNOLOGIES, INC., THE NASDAQ U.S. INDEX
AND THE NASDAQ ELECTRONIC COMPONENTS INDEX

	Cumulative Total Return

	June 30,	September 30,	September 30,	September 30,
	2003	2003	2004	2005

	(Dollars)
Mindspeed Technologies, Inc.	$100.00	$199.63	$74.07	$89.26
Nasdaq U.S. Index	100.00	110.10	116.96	133.48
Nasdaq Electronic Components Index	100.00	121.52	102.55	114.30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Change of Control Agreements
      We entered into change of control employment agreements with certain key executives, including Messrs. Halim, Biddiscombe, Carroll, Cormier, Medrek, Nesbit, Shamlou, Stites, and Yates. Each employment agreement becomes effective upon a “change of control” of our company and provides for the continuing employment of the executive after the change of control on terms and conditions no less favorable than those in effect before the change of control. If we terminate the executive’s employment without “cause” or if the executive terminates his or her own employment for “good reason,” as defined in the employment agreement, the executive is entitled to severance benefits equal to a multiple of his or her annual compensation, including bonus, and continuation of certain benefits for two years. The multiple is three for Mr. Halim and two for the other executives. The executives are entitled to an additional payment, if necessary, to make them whole as a result of any excise tax imposed on certain change of control payments, subject to some minor adjustments.
      For the purposes of the employment agreements, a “change of control” is defined generally as:

•	the acquisition by any individual, entity or group of beneficial ownership of 20% or more of either the then outstanding shares of our common stock or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors;

•	a change in the composition of a majority of the board, which is not supported by the current board;

•	a major corporate transaction, such as a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets, which results in a change in the majority of the board or of more than 60% of our stockholders; or

•	approval by our stockholders of the complete liquidation or dissolution of our company.
Indemnification Agreements
      We entered into indemnification agreements with each of the directors and Mr. Biddiscombe. Each indemnification agreement provides that we will indemnify the director or executive from and against any expenses incurred by them as provided in Article III, Section 14 of our amended and restated bylaws (subject to the procedural provisions specified in our amended and restated bylaws) and, to the extent the laws of Delaware are amended to increase the scope of permissible indemnification, to the fullest extent of Delaware law.
Executive Loan
      In March 2001, Mr. Nesbit received a loan in the amount of $450,000 in connection with his relocation to Southern California. The loan to Mr. Nesbit was forgivable over a four year period, with 100 percent of the loan having been forgiven as of January 2005. The highest aggregate amount outstanding under the loan during fiscal year 2005 was $135,967 and the loan accrued interest at the rate of 5.01% per annum. As of November 30, 2005, there were no amounts outstanding under the loan.
Spin-off from Conexant
Warrant
      In June 2003, Conexant completed the distribution to Conexant stockholders of all outstanding shares of our common stock. In connection with the spin-off, we issued to Conexant a warrant to purchase 30 million shares of our common stock at a price of $3.408 per share, exercisable for a period beginning one year and ending 10 years after the spin-off. Pursuant to a registration rights agreement between us and Conexant, we registered with the SEC the sale or resale of the warrants and the underlying shares of our common stock.
Common Directors
      Mr. Decker is the chairman of the board and chief executive officer of Conexant and Messrs. Stead and Beall are directors of Conexant.
Sublease
      In connection with the spin-off, we entered into a sublease with Conexant for our headquarters. In March 2005, we entered into an amended and restated sublease with Conexant. Rent payable under the amended and restated sublease is approximately $3.9 million annually, subject to annual increases of 3%, plus a prorated portion of operating expenses associated with the leased property. In addition, each year we may elect to purchase certain services from Conexant based on a prorated portion of Conexant’s actual costs. We paid Conexant $3,687,379 in rent and related operating expenses and a deposit of $328,333 during fiscal year 2005.
Transition Services Agreement
      In connection with the spin-off, we entered into a transition services agreement with Conexant relating to services to be provided by Conexant to us and by us to Conexant following the spin-off. During fiscal year 2005, net payments under the transition services agreement from Conexant to us were $153,438.

Patent License Agreement
      In connection with the spin-off, we entered into a patent license agreement with Conexant relating to the allocation of certain rights relating to certain patents distributed to us in connection with the spin-off. During fiscal year 2005, Conexant paid us $171,659 for its share of the patent prosecution costs we incurred in connection with such patents in accordance with the patent license agreement.
Credit Agreement
      In connection with the spin-off, we entered into a credit agreement with Conexant, under which we would have been allowed to borrow up to $50 million for working capital and other general corporate purposes. In December 2004, the credit facility was terminated by mutual agreement.
Other Agreements
      In connection with the spin-off, we also entered into with Conexant a distribution agreement regarding the transfer from Conexant to the company of the assets and liabilities of Conexant’s internet infrastructure business, a tax allocation agreement regarding the allocation of liabilities and obligations with respect to taxes and an employee matters agreement regarding employee benefit plans and compensation arrangements.
Product Sales
      Conexant purchases various products from us. During fiscal year 2005, sales to Conexant were $1,191,210.
REPORT OF THE AUDIT COMMITTEE
      The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this report by reference therein.
      The audit committee has furnished the following report on audit committee matters:
      The audit committee assists the board in overseeing the accounting and financial reporting processes of the company and the audits of the financial statements of the company. The audit committee operates in accordance with a written charter which was adopted by the board; a copy of which is available on the company’s website (www.mindspeed.com). Management is responsible for the preparation, presentation and integrity of the company’s financial statements. Management is also responsible for establishing and maintaining adequate internal control over financial reporting and evaluating the effectiveness of the company’s internal control over financial reporting. The independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the company’s financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. Deloitte & Touche is also responsible for expressing opinions on management’s assessment of the effectiveness of the company’s internal control over financial reporting and on the effectiveness of the company’s internal control over financial reporting.
      In this context, we met and held discussions throughout the year with management and Deloitte & Touche regarding the company’s financial statements, management’s assessment of the effectiveness of the company’s internal control over financial reporting and Deloitte & Touche’s evaluation of the company’s internal control over financial reporting. Management and Deloitte & Touche represented to us that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis. We also discussed with Deloitte & Touche matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

      We discussed with Deloitte & Touche such firm’s independence from the company and its management, including the matters, if any, in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). We also considered whether Deloitte & Touche’s provision of audit and non-audit services to the company is compatible with maintaining independence.
      We discussed with the company’s internal auditors and Deloitte & Touche the overall scope and plans for their respective audits. We met with the internal auditors and Deloitte & Touche to discuss the results of their examinations, the evaluations of the company’s internal controls, disclosure controls and procedures and the overall quality and integrity of the company’s financial reporting.
      Based on the reviews and discussions referred to above, we have recommended to the board that the audited financial statements be included in the company’s annual report on Form 10-K for the fiscal year ended September 30, 2005 and retained Deloitte & Touche as the independent registered public accounting firm for the fiscal year ending September 30, 2006.
Audit Committee
Thomas A. Madden, Chairman
Donald R. Beall
Ming Louie
Jerre L. Stead
PRINCIPAL ACCOUNTANT FEES AND SERVICES
      The aggregate fees billed by Deloitte & Touche LLP for professional services for fiscal year 2005 and fiscal year 2004 for the following services were:

Type of Fees	2005	2004

Audit fees(1)	$963,226	$326,625
Audit-related fees(2)	52,875	—
Tax fees(3)	38,010	48,684
All other fees	—	—

Total	$1,054,111	$375,309

(1)	Audit fees consisted of fees for professional services rendered for the audit of our annual financial statements, review of our quarterly financial statements, services normally provided in connection with statutory and regulatory filings and, for fiscal year 2005, audit of our internal control over financial reporting and attestation of management’s report on the effectiveness of internal control over financial reporting.

(2)	Audit-related fees consisted of fees for professional services rendered during fiscal year 2005 in connection with assisting us in complying with our obligations under Section 404 of the Sarbanes-Oxley Act and related regulations.

(3)	Tax fees consisted of fees for professional services rendered for tax compliance, tax advice and tax planning.
      The audit committee’s audit and non-audit services pre-approval policy provides for pre-approval of audit, audit-related, tax and all other services specifically described by the committee and individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy delegates to the chairman of the audit committee the authority to pre-approve non-audit services permitted by the Sarbanes-Oxley Act of 2002 up to a maximum for any one non-audit service of $50,000, provided that the chairman shall report any decisions to pre-approve such non-audit services to the full audit committee at its next regular meeting.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Did all directors and executive officers comply with Section 16(a) reporting requirements?
      Based upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal year 2005 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.
Stockholder Proposals
How may stockholders make proposals or director nominations for the 2007 annual meeting?
      Stockholders interested in submitting a proposal for inclusion in the proxy statement for the 2007 annual meeting may do so by submitting the proposal in writing to Secretary, Mindspeed Technologies, Inc., 4000 MacArthur Boulevard, East Tower, Newport Beach, California 92660. To be eligible for inclusion in our proxy statement, stockholder proposals must be received no later than September 29, 2006. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.
      Our amended and restated bylaws also establish an advance notice procedure with regard to nominations of persons for election to the board and stockholder proposals to be brought before an annual meeting. Stockholder proposals and nominations may not be brought before the 2007 annual meeting unless, among other things, the stockholder’s submission contains certain information concerning the proposal or the nominee, as the case may be, and other information specified in our amended and restated bylaws, and the stockholder’s submission is received by us no earlier than the close of business on November 7, 2006, and no later than December 7, 2006. Proposals or nominations not meeting these requirements will not be entertained at the 2007 annual meeting. Stockholders recommending candidates for consideration by the governance and board composition committee must provide the candidate’s name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. These requirements are separate from, and in addition to, the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the proxy statement. A copy of the full text of these bylaw provisions may be obtained on our website (www.mindspeed.com) or by writing to our secretary at the address above.
Proxy Solicitation Costs and Potential Savings
Who pays for the proxy solicitation costs?
      We will bear the entire cost of proxy solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional materials furnished to stockholders. Copies of proxy solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names, which are beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. One or more of telephone, email, telegram, facsimile or personal solicitation by our directors, officers or regular employees may supplement solicitation of proxies by mail. No additional compensation will be paid for such services. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be material.
What is “householding” of proxy materials and can it save the company money?
      The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to our secretary at the address above or by calling (949) 579-6283.
Annual Report on Form 10-K and Financial Statements
How will I receive the annual report?
      We have wrapped together the notice of the annual meeting, the chief executive officer’s letter to stockholders, this proxy statement and our 2005 annual report on Form 10-K in one document. Additional exhibits to the Form 10-K not included in this mailing are available electronically at www.sec.gov. We will also furnish desired exhibits upon written request and payment of a fee of 10 cents per page covering our duplicating costs. Written requests should be directed to our secretary at the address above. Our 2005 annual report on Form 10-K (including exhibits thereto) and this proxy statement are also available on our website (www.mindspeed.com).
Code of Ethics
Does the company have a code of ethics and how may I obtain a copy?
      We have adopted a code of ethics entitled “Standards of Business Conduct,” that applies to all employees, including our executive officers and directors. A copy of the standards of business conduct is posted on our website (www.mindspeed.com). In addition, we will provide to any person without charge a copy of the standards upon written request to our secretary at the address above. In the event that we make any amendment to, or grant any waiver from, a provision of the standards of business conduct that requires disclosure under applicable rules, we will disclose such amendment or waiver and the reasons therefor as required by the SEC and The Nasdaq National Market.
Other Business
Will there be any other business conducted at the annual meeting?
      As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
PROPOSAL 1 — ELECTION OF DIRECTORS
      As mentioned above under the caption “Election of Directors,” the board nominates Messrs. Decker and Halim for election to the board, each for a three year term expiring at our annual meeting in 2009. Unless marked otherwise, proxies received will be voted FOR the election of these two nominees, who currently serve as directors. If any such nominee for the office of director is unwilling or unable to serve as a nominee for the office of director at the time of the annual meeting, the proxies may be voted either for a substitute nominee designated by the proxy holders or by the board to fill such vacancy, or for the other nominee only, leaving a vacancy. The board has no reason to believe that either nominee will be unwilling or unable to serve if elected as a director.
      The board recommends that stockholders vote “FOR” the election of Messrs. Decker and Halim as our directors expiring at our annual meeting in 2009.
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      The audit committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2006. Services provided to our company and its subsidiaries by Deloitte & Touche LLP in fiscal year 2005 are described under the caption “Principal Accountant Fees and Services” above. Additional information regarding the audit committee is provided in the report of the audit committee above. Representatives of Deloitte & Touche LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.
      The board recommends that stockholders vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2006.
      In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the audit committee and the board.

Where a vote is not specified, the proxies will vote the shares represented by the proxy FOR the election of directors and FOR proposal 2 and will vote in accordance with their discretion on such other matters as may properly come before the meeting.
Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	ELECTION OF DIRECTORS:

	01 D. Decker	02 R. Halim

WITHHELD
FOR	FOR ALL
☐	☐
Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.

		FOR	AGAINST	ABSTAIN
2.	RATIFICATION OF APPOINTMENT OF REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐

I/We plan to attend the meeting. (Please detach admittance card below and bring to the meeting.)				☐
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Signature	Signature if held jointly	Date:	, 2006

If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title. When shares are in the name of more than one person, each person should sign the proxy card. Please sign, date and return the proxy card promptly using the enclosed envelope.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time on March 6, 2006.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet	OR	Telephone	OR	Mail
http://www.proxyvoting.com/mspd		1-866-540-5760		Mark, sign and date
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		your proxy card and return it in the enclosed postage-paid envelope.

If you vote by internet or by telephone,
you do NOT need to mail back your proxy card.
THANK YOU FOR VOTING.
TO VIEW THE ANNUAL REPORT ON FORM 10-K AND PROXY
STATEMENT ONLINE GO TO: http://www.mindspeed.com

PROXY
MINDSPEED TECHNOLOGIES, INC.
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Raouf Y. Halim and Simon Biddiscombe, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Mindspeed Technologies, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held on March 7, 2006, or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.
     To vote in accordance with the Board of Directors’ recommendations just sign and date the other side; no boxes need to be checked.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
Bring this admission ticket with you to the meeting on March 7, 2006. Do not mail.
     This admission ticket admits you to the meeting. You will not be let in to the meeting without an admission ticket or other proof of stock ownership as of January 6, 2006, the record date.
ADMISSION TICKET
MINDSPEED TECHNOLOGIES, INC.
2006 Annual Meeting of Stockholders
March 7, 2006
2:00 P.M. Local Time
Hilton Irvine
Orange County Airport Hotel
18800 MacArthur Blvd.
Irvine, CA 92612
NOTE: Seating at the Annual Stockholders Meeting will be limited, therefore, request or receipt of an Admittance Card does not guarantee the availability of a seat.

NON-TRANSFERABLE	NON-TRANSFERABLE